Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

November 13, 2020 and the Prospectus dated December 12, 2019

Registration No. 333-235468

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	Floating Rate Senior Notes due 2023

Ranking of the Notes:	Senior unsecured

Trade Date:	November 13, 2020

Settlement Date:	November 18, 2020 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-235468)

Aggregate Principal Amount:	$750,000,000

Final Maturity Date:	November 17, 2023

Public Offering Price:	100.000%

Interest Rate Basis:	Compounded SOFR (as defined under “Description of the Notes—Principal, Maturity and Interest” in the preliminary prospectus supplement dated November 13, 2020)

Spread to Compounded SOFR:	+120 basis points

Interest Payment Dates:	February 17, May 17, August 17 and November 17 of each year, commencing on February 17, 2021

Interest Reset Dates:	Each Interest Payment Date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on February 12, 2021, plus 120 basis points

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Interest Reset Date

Interest Period:	The period from and including an Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the immediately succeeding Interest Payment Date (such succeeding Interest Payment Date, the “Latter Interest Payment Date”); provided that the final interest period for the Notes will be the period from and including the Interest Payment Date immediately preceding the maturity date of the Notes to, but excluding, the maturity date

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Interest Payment Date for such Interest Period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the Notes to but excluding the two U.S. Government Securities Business Days preceding the first Interest Payment Date

Day Count Convention:	Actual / 360

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Calculation Agent:	Wells Fargo Bank, N.A.

CUSIP / ISIN:	37045X DC7 / US37045XDC74

Book-Running Manager:	Goldman Sachs & Co. LLC

Co-Managers:	CastleOak Securities, L.P.
Samuel A. Ramirez & Company, Inc.

* Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Goldman Sachs & Co. LLC by calling 212-902-1171.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.